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                                                                    EXHIBIT 10.8

                         AGREEMENT OF PURCHASE AND SALE

     THIS AGREEMENT OF PURCHASE AND SALE (hereinafter referred to as the "Agreement"), made this 25th day of April, 2006, by and between FOULGER LAND LIMITED PARTNERSHIP, a Virginia limited partnership ("FLLP"), ARGO ORCHARD RIDGE MANAGER, INC., a Maryland corporation and ARGO INVESTMENT COMPANY, LC, a Maryland limited liability company (the "Argo Sellers") (FLLP and the Argo Sellers are sometimes herein collectively herein referred to as "Seller") and COLUMBIA EQUITY TRUST, INC., a Maryland corporation (hereinafter referred to as "Purchaser").

                                    RECITALS:

     R.1. The Argo Sellers are the sole members of Argo Orchard Ridge, LLC, a Maryland limited liability company ("Argo"), and own one hundred percent (100%) of the limited liability company membership interests (the "Argo Membership Interests") in Argo.

     R.4. FLLP and Argo (collectively herein referred to as "Owner"), as tenants in common, pursuant to the terms of that certain Tenants-in-Common Agreement, dated (the "TIC Agreement") own certain real property located in Gaithersburg, Montgomery County, Maryland, having an address of 101 Orchard Ridge Drive, Gaithersburg, Maryland, and as more particularly described on EXHIBIT A attached hereto; together with all right, title and interest of Seller in and to all easements, rights, privileges, rights-of-way, hereditaments, tenements and appurtenances belonging to the land, all right, title and interest in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights of way, in, on, across, in front of, contiguous to, abutting or adjoining the land (hereinafter collectively with the land referred to as the "Real Property"), and together with all improvements situate thereon, including an approximately 102,396 square foot office building and all appurtenances owned by Seller and applicable thereto (the "Improvements").

     R.5. Owner also owns certain personal property used or useable in conjunction with the Real Property and Improvements, including all personal property located on or at the Real Property or Improvements as of the date hereof (provided the same is not owned by tenants occupying space in the Improvements pursuant to the leases as hereafter defined), including that personal property as more particularly described on EXHIBIT B attached hereto and made a part hereof (hereinafter referred to as the "Personal Property").

     R.6. Owner also owns certain intangible property used or useable in connection with the Real Property, Improvements and Personal Property, including, but not limited to, Owner's rights in and to certain trade names, licenses, permits, authorizations and goodwill used in connection with any part of the Real Property and Improvements; Owner's rights in and to all leases, subleases, and other rental agreements which grant a possessory interest in and to any space in the Improvements, including the Leases; Owner's interest, if any, in and to any and all licenses, permits, guarantees and warranties now in effect with respect to the Real Property,

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Improvement and Personal Property; all written or oral contracts or agreements binding on Owner or the Property (all such contracts in effect as of the date hereof being described on EXHIBIT C attached hereto and made a part hereof and being hereinafter collectively referred to as the "Contracts") in effect at Settlement (as hereafter defined) in any way relating to the Real Property; and all prepaid rents, security, damage, lease and/or other deposits established in connection with the Property and currently held by Owner (collectively, the "Intangible and Other Property") (the Real Property, Improvements, Personal Property, Contracts, Leases (as such leases are identified on EXHIBIT D attached hereto and made a part hereof, the "Leases"), and Intangible and Other Property are sometimes collectively referred to herein as the "Property").

     R.7. Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, the FLLP Membership Interests (as hereafter defined) and the Argo Membership Interests, in accordance with the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, made one to another, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Agreement of Purchase and Sale. Seller hereby agrees to sell and convey the FLLP Membership Interests (as herein defined) and the Argo Membership Interests to Purchaser, and Purchaser hereby agrees to purchase the FLLP Membership Interests and the Argo Membership Interests from Seller, in accordance with the terms and provisions hereof.

     2. Title and Survey. At Settlement, Argo and the LLC shall hold marketable fee simple title to the Property of record and in fact, which shall be insurable at standard rates by Commonwealth Land Title Insurance Company (the "Title Insurer"), excepting only the following permitted exceptions (the "Permitted Exceptions"):

          A. The lien of real estate taxes not yet due and payable;

          B. All applicable codes, regulations, ordinances and other restrictions of any governmental or quasi-governmental authority (including any zoning authority) having jurisdiction over the Property; and

          C. Such other matters as are set forth on Purchaser's Title Commitment and Survey to which Purchaser does not object as hereinafter set forth.

     Prior to the expiration of the Feasibility Study Period (as hereafter defined), Purchaser shall (i) cause the Title Insurer to cause title to the Property to be inspected and to issue to Purchaser a commitment for title insurance (the "Title Commitment"), together with all documents referred to in the Title Commitment, including without limitation, deeds, lien instruments, plats, restrictions, easements, UCC financing statement searches, and judgment searches (collectively, the "Title Documents"), and (ii) at its option, cause a licensed surveyor to prepare a current ALTA survey of the Property (the "Survey"). In the event the Title Commitment or Survey discloses encumbrances on title to the Property which are unacceptable to Purchaser, Purchaser shall give notice thereof (in accordance with the terms hereof) to Seller not later than five (5) days prior to the expiration of the Feasibility Study Period (which notice


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shall enclose a copy of the Title Commitment, Title Documents and Survey)
specifying the objections of Purchaser (the "Title Objections"). Seller shall have the option, but not the obligation, exercised by notice to Purchaser not later than the business day immediately preceding the expiration of the Feasibility Study Period, to cure the Title Objections (or any of them) at Seller's own expense to the reasonable satisfaction of Purchaser, or not to cure one or more Title Objections. A failure of Seller to timely give such notice shall be deemed Seller's election not to cure any Title Objections. In the event Seller elects to cure the Title Objections, the time specified for Settlement shall be extended for the period necessary for such cure, not to exceed thirty
(30) days. If Seller elects not to cure all Title Objections, then (i) the Deposit (as hereafter defined) shall be returned to Purchaser, and (ii) this Agreement shall be null and void, and neither party shall have any further right, liability or obligation hereunder except for Purchaser's indemnification obligation pursuant to Section 9 hereof which shall survive any such termination; provided, however, that Purchaser may elect, by written notice to Seller given not later than the earlier of five (5) business days of receipt of Seller's notice (or deemed notice) of its election not to cure all Title Objections, or the final day of the Feasibility Study Period, to waive such of the Title Objections as Seller has elected not to cure, in which event the parties shall proceed with Settlement in accordance with the terms hereof (provided that the foregoing cure period shall remain applicable to any Title Objections which Seller has elected to attempt to cure), with no abatement in the Purchase Price. In the event Purchaser does not terminate this Agreement in accordance with Section 9 hereof, the same shall be deemed Purchaser's election to waive such Title Objections. In the event Seller elects to cure some or all Title Objections, but has been unable to effectuate such cure to the reasonable satisfaction of Purchaser by that date which is thirty (30) days after the date otherwise set forth for Settlement, then Purchaser shall have the right, within five (5) business days after such thirty (30) day period, to (i) waive the uncured Title Objections and proceed to Settlement in accordance with the terms hereof, with no abatement in the Purchase Price, or (ii) to terminate this Agreement, upon which the Deposit shall be returned to Purchaser and neither party shall have any further right or liability hereunder, other than those obligations which expressly survive the termination of this Agreement. The foregoing notwithstanding, Seller shall remove or cause to be removed, at or prior to Settlement hereunder, any monetary lien created by or at the direction of Seller.

     3. Purchase Price. The purchase price ("Purchase Price") for the FLLP Membership Interests and the Argo Membership Interests is Twenty Seven Million Four Hundred Forty Thousand Dollars ($27,440,000.00), which shall be as set forth below.

     The Purchase Price shall be paid by (i) assumption by Purchaser of Owner's outstanding debt on the Property as discussed below, and (ii) delivery by Purchaser to Seller of the balance of the Purchase Price which shall be paid by federal wire transfer of immediately available funds to be received by Seller not later than 2:00 p.m. Eastern Time on the Settlement Date.

     The debt to which the Property is currently subject is that certain loan (the "Loan") extended by UBS Real Estate Investments, Inc. ("UBS"), originally in the principal amount of $15,500,000.00. Purchaser shall promptly make application to UBS and diligently pursue in good faith, approval of the transactions contemplated by this Agreement. Seller shall be solely responsible for the payment of the assumption/transfer fee to UBS, as well as any and all other fees and expenses charged by or on behalf of UBS (including attorneys' fees) in connection with such assumption (or attempted assumption). Purchaser shall diligently and in good faith


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cooperate with Seller and UBS in connection with obtaining UBS' approval of the transactions contemplated by this Agreement, including, but not limited to, promptly supplying all information requested by UBS, financial or otherwise, necessary therefor, and providing to UBS an acceptable substitute non-recourse carveout guarantor(s) in the place and stead of those originally set forth in the Loan. It shall be a condition precedent to Seller's and Purchaser's obligation to consummate Settlement hereunder that UBS approve the transactions contemplated by this Agreement, including the Owner entering into the Nextone Lease (as hereinafter defined) and the Harvey Cleary Lease (as hereinafter defined) and the associated buy-out of the Heller Ehrman lease (collectively, the "Lease Transactions"). In the event UBS does not, despite Purchaser's good faith efforts, approve the transactions contemplated by this Agreement, this Agreement shall terminate, the Deposit shall be returned to Purchaser and neither party shall thereafter have any further right or obligation hereunder other than Purchaser's indemnification obligations hereunder which shall survive such termination.

     4. Deposit.

          A. Simultaneously with the execution hereof by all parties hereto, Purchaser shall deliver to the Title Insurer, as escrow agent, an initial deposit of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the "Initial Deposit"). Upon the expiration of the Feasibility Study Period, provided Purchaser has not timely terminated this Agreement, Purchaser shall deliver to the Title Insurer an additional deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Additional Deposit"). As used herein the term "Deposit" shall mean the Initial Deposit, the Additional Deposit, and all accrued interest in the Escrow Account. The Deposit shall be held in escrow by the Title Insurer in an interest-bearing escrow account (the "Escrow Account") accruing to the benefit of the party entitled to the Deposit in accordance with the provisions hereof, such escrow account to be maintained at a federally insured financial institution. All interest earned on the escrow account shall be charged to the account of Purchaser for federal income tax purposes, and, in connection therewith, Purchaser represents that its federal taxpayer identification number is 20-1978579.

          B. The Title Insurer shall deliver the Deposit held hereunder (a) to or at the direction of Purchaser concurrent with the Settlement, provided Purchaser shall pay the full Purchase Price to Seller (or at Purchaser's direction to be applied against the Purchase Price at Settlement), or (b) at such other time, before or after Settlement, to Purchaser or Seller, as such party becomes entitled to the Deposit as provided in this Agreement.

          C. If this escrow shall be involved in any litigation or controversy, the parties hereto shall severally hold the Title Insurer free and harmless against any cost or expense that may be suffered by it by reason of such litigation or controversy, other than due to its negligence or malfeasance. All such costs and expenses shall be paid by the party who does not prevail in such litigation. In addition, the party who prevails shall be indemnified against any cost or expense, including reasonable attorneys' fees (both at trial and on appeal), and replacement of any depletion in the escrow funds, if such funds are ultimately to be paid to the prevailing party.

          D. In the event conflicting demands are made, or notices served, upon the Title Insurer with respect to this escrow, the Title Insurer shall have, without limitation, the following rights and obligations:


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               (i) Withhold and stop all further proceedings in, and performance of this escrow for a reasonable period of time to permit resolution; or

               (ii) File a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights amongst themselves. In the event such interpleader suit is brought, and the escrow funds paid and/or delivered into court, the Title Insurer shall ipso facto be fully released and discharged from all obligations to perform any and all duties or obligations relative to such funds which are imposed upon it by this Agreement.

          E. The Title Insurer, in its capacity as escrow agent, is not to be held liable for the sufficiency or correctness of the form, manner of execution or validity of any instrument that might be deposited into the escrow, nor as to the identity, authority or rights of any person executing the same, nor the failure of any other party to comply with any provisions of any agreement, contract or other instrument filed herein, and its duties hereunder shall be limited to the safekeeping of the money, instruments, or other documents received by it, and for the disposition of the same in accordance with the provisions of this Agreement, and for the discharge of its obligations specified in this Agreement.

          F. Prior to the earlier of the Settlement or the termination of this Agreement in accordance with its terms, neither party shall have the right to withdraw any instruments or monies deposited by them with the Title Insurer, except as herein specifically provided.

     5. Settlement. The consummation of the purchase and sale of the FLLP Membership Interests and the Argo Membership Interests ("Settlement") shall take place on the date that is thirty (30) days after the expiration of the Feasibility Study Period (the "Settlement Date"), time being of the essence; provided, however, that Purchaser shall have the right to postpone the Settlement Date for thirty (30) days in order to obtain the consent of UBS to the transactions contemplated by this Agreement, including the Lease Transactions. Settlement shall occur at such place in the Washington, DC metropolitan area as is acceptable to Purchaser and Seller.

     6. Pre-Settlement and Settlement Obligations.

          A. Immediately prior to Settlement, Seller (or the applicable Seller, as set forth below) shall:

               (i) FLLP shall form a single member limited liability company under the laws of the State of Maryland (the "LLC");

               (ii) FLLP shall transfer FLLP's ownership interest in the Property (subject to the TIC Agreement) to the LLC by deed in a form reasonably acceptable to Purchaser;

               (iii) The Argo Sellers shall form a limited liability company under the laws of the State of Maryland (the "Argo MI Holder" and, together with the LLC, the "Pass-Through Entities"); and


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               (iv) The Argo Sellers shall execute and deliver an assignment of the Argo Membership Interests to Argo MI Holder and cause Argo MI Holder to execute an assumption of the Argo Membership Interests, both in forms reasonably acceptable to Purchaser.

          B. At Settlement, Seller shall:

               (i) Cause FLLP to execute and deliver an assignment of one hundred percent (100%) of the membership interests in the LLC (the "FLLP Membership Interests") to Purchaser's designee in a form reasonably acceptable to Purchaser;

               (ii) Cause Argo MI Holder to execute and deliver an assignment of the Argo Membership Interests to Purchaser in a form reasonably acceptable to Purchaser;

               (iii) Deliver to Purchaser copies (and originals where in the possession or control of Seller) of all available books, records, plans, studies, data, reports and other materials in Seller's possession or control relating to or in connection with the Property;

               (iv) Deliver to Purchaser the originals of the Leases (to the extent in Seller's possession or control) and other agreements executed with each tenant and all other letters, memoranda and all other records related to the Leases or tenants;

               (v) Deliver all security deposits and other escrows in Seller's possession, if any, of tenants occupying space in the Property pursuant to the Leases as of the date of Settlement;

               (vi) Give full and complete possession of the Property to Purchaser, not subject to the right of possession by any person or entity other than the tenants pursuant to the Leases and otherwise pursuant to the Permitted Exceptions;

               (vii) Deliver to Purchaser copies (and originals where in the possession of Seller) of all warranties, guarantees, licenses, permits, and certificates of occupancy which exist for or in respect to the Property;

               (viii) Deliver to Purchaser an affidavit in a form acceptable to Purchaser and as prescribed in the Foreign Investment in Real Property Transfer Act of the Internal Revenue Code and the regulations promulgated thereon ("FIRPTA") which certifies that each Seller is not a "foreign person" as defined therein;

               (ix) Confirm in writing that the representations and warranties of Seller made in Section 20 remain true and correct as of the Settlement Date;

               (x) Deliver to Purchaser all keys to the Property in Seller's possession;

               (xi) Provide to Purchaser in Excel format by quarter, the detail general ledgers and trial balances for the Property for the fiscal year prior to the closing date and for the interim period from the most recent fiscal year through the Settlement Date; and


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               (xii) Execute and deliver any and all other documents reasonably required of Seller to consummate the transaction contemplated hereby.

          C. At Settlement, Purchaser shall:

               (i) Deliver or cause to be delivered to Seller the Purchase Price, as adjusted pursuant to Section 7 hereof;

               (ii) Execute and deliver an assumption of the FLLP Membership Interests from FLLP in a form reasonably acceptable to Seller;

               (iii) Execute and deliver an assumption of the Argo Membership Interests in a form reasonably acceptable to Seller; and

               (iv) Execute any and all other documents reasonably required of Purchaser to consummate the transaction contemplated hereby.

     7. Adjustments. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which Settlement occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Settlement Date. The amount of such prorations shall be adjusted in cash after Settlement, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments within a reasonable time after the calendar year end following Settlement. Except as specifically provided otherwise herein, items of income and expense for the period prior to the Settlement Date will be for the account of Seller and items of income and expense for the period on and after the Settlement Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Settlement that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Settlement Date shall be paid by Purchaser if such bills are for Operating Expense Pass-Throughs (as hereinafter defined). The obligations of the parties pursuant to this Section 7 shall survive Settlement and shall not merge into any documents of conveyance delivered at Settlement.

          A. REAL ESTATE TAXES AND SPECIAL ASSESSMENTS. Real estate taxes and assessments imposed by governmental authority (and any assessments imposed by private covenant) due and payable in the year of Settlement shall be prorated as of the Settlement Date based upon the most recent tax bills or assessment. Seller shall receive a credit for any taxes and assessments paid by Owner and applicable to any period after Settlement. Special assessments shall be prorated according to the due dates of installments, with Seller being responsible for installments that become due and payable before the Settlement Date, and Purchaser being responsible for installments that become due and payable on or after the Settlement Date. If, for the fiscal tax year in which Settlement is held, or any prior year, there are any tax protests filed, or abatement application proceedings pending at any time prior to Settlement with reference to the Property, Seller shall have the right to settle such protests or proceedings as long as such settlement does not include any agreement as to the valuation of the Property for real estate tax purposes for the period after Settlement. Otherwise, Seller shall not settle the same without


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Purchaser's prior written consent. All amounts recovered as a result thereof, whether by settlement or otherwise, shall, net of attorneys' fees and other expenses, be apportioned as of Settlement for the fiscal tax year in which Settlement is held, and paid, when received, to the parties entitled thereto; provided, however, that to the extent any such amounts are payable to Tenant pursuant to the terms of the Leases, such amounts shall be promptly paid over to such Tenant. The parties agree to execute any papers or take such steps, either before or after any Settlement, as may be necessary to carry out the intention of the foregoing.

          B. TITLE INSURANCE. Purchaser shall pay all title examination fees of Title Insurer, the premium for the cost of the Title Insurance Policy with endorsements and all costs of any lender's title insurance policy, if applicable.

          C. SURVEY COSTS. Purchaser shall pay all costs of the survey.

          D. SETTLEMENT FEE. Seller and Purchaser will each pay one-half of any reasonable and customary closing fee charged by the Title Insurer.

          E. TRANSFER TAX. Neither party shall have any obligation for the payment of any transfer or recordation taxes.

          F. COLLECTED RENTS. All collected net rent (excluding Operating Expense Pass-Throughs) and other collected income under the Leases shall be prorated as of Settlement. Seller shall be charged with any rent and other income collected before Settlement but applicable to any period of time after Settlement. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from Tenants that are collected by Purchaser after Settlement in the following order: (i) first, to Purchaser's reasonable third party costs of collection incurred with respect to such Tenant, (ii) second, to Purchaser in payment of the current rent due under such Lease, (iii) third, to Purchaser in payment of delinquent rent due under such Leases for the period from and after Settlement, and (iv) fourth, to Seller in payment of rent coming due and payable prior to Settlement. Any prepaid rents for the period on or following the Settlement Date shall be paid over by Seller to Purchaser. Purchaser will make commercially reasonable efforts, without suit, to collect any rents relating to the period before Settlement. Seller shall not have the right to sue delinquent Tenants for delinquent rent after Settlement.

          G. OPERATING EXPENSE PASS-THROUGHS. Owner, as landlord under the Leases, is currently collecting from Tenants under the Leases additional rent over an expense stop to cover taxes, insurance, utilities, common area maintenance and other operating costs and expenses (collectively, "Operating Expense Pass-Throughs") in connection with the ownership, operation, maintenance and management of the Property. Seller and Purchaser shall each receive a debit or credit, as the case may be, for the difference between the Tenants' collected account balance for Operating Expense Pass-Throughs and the amount of Operating Expense Pass-Throughs due to or from Tenants as of the Settlement Date. Operating Expense Pass-Throughs for Seller's period of ownership shall be reasonably estimated by the parties if final bills are not available. If Owner was overpaid by any Tenant for the period with respect to any such charges prior to Settlement, Seller shall remit to Purchaser such estimated overpayment at Settlement. If Owner was underpaid by any Tenant for the period with respect to any such charges prior to


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Settlement, Seller shall receive a credit at Settlement for the amount of such estimated underpayment. Any item in this Section 7(g) that is paid directly by any Tenant pursuant to its Leases shall not be prorated between the parties, and Purchaser shall look to said Tenant to pay such items. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to do a true-up and make any necessary adjustments to the proration of the Operating Expense Pass-Throughs within ninety (90) days after the calendar year end following Settlement.

          H. SECURITY DEPOSITS. Purchaser shall receive a credit against the Purchase Price in an amount equal to the sum of all unapplied cash security deposits paid by any Tenant plus, if accrued interest on such security deposits must be reimbursed to any Tenant that paid a security deposit, all interest accrued on such security deposits.

          I. INSURANCE. Purchaser hereby acknowledges and agrees that all insurance maintained on behalf of or with respect to the Owner and the Property will be terminated as of the Settlement Date.

          J. BANK ACCOUNTS. Seller shall, or shall cause Owner to, close all bank accounts, lock boxes, other depositories and safe deposit boxes relating to the Property and all property contained therein, to the extent it relates to the Property shall be delivered or transferred to the bank accounts, lock boxes, other depositories and safe deposit boxes designated by Purchaser. Purchaser shall, or shall cause Owner to, establish new bank accounts, lock boxes, other depositories and safe deposit boxes, to the extent it deems necessary to operate the business of the Owner and the Property from and after the Settlement Date.

          K. OTHER COSTS. All other costs shall be allocated in accordance with the customs prevailing in similar transactions in the Washington, DC metropolitan area.

     8. Feasibility Study Period.

          A. Seller shall, to the extent it has not previously done so, within two (2) business days after mutual execution of this Agreement, deliver to Purchaser the documents listed on EXHIBIT E, to the extent the same are in Seller's or Owner's possession or control. Purchaser shall have until 5:00 p.m. Eastern Time on April 21, 2006 (the "Feasibility Study Period"), to complete certain inspections of the Property (including, without limitation, any environmental and engineering inspections of the Property). During the Feasibility Study Period, Purchaser, its agents and representatives shall be entitled to make such investigations, studies and inspections of the Property as it deems necessary in order for it to make a determination as to whether the Property is suitable for its intended purpose, provided that (i) Purchaser shall only undertake intrusive testing of the Property following notice to and receipt of written consent from Seller, and (ii) Purchaser shall not contact or disturb any tenants at or about the Property without Seller's prior written consent and all such contact with any tenant shall be coordinated through Seller and Seller shall have the opportunity to be present thereat. In the event Purchaser, in its sole and absolute discretion, provides Seller with written notice, prior to 5:00 p.m. Eastern Time on the final day of the Feasibility Study Period, of Purchaser's intention not to proceed to Settlement hereunder, the Title Insurer shall immediately return the Deposit to Purchaser, this Agreement shall terminate as of such date, and neither party shall have any further right or obligation hereunder other than those which by their express terms survive such termination. In


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the event Purchaser fails to provide notice of termination as aforesaid,
Purchaser shall be deemed to have accepted the Property and the status of title thereto as of such date, this Agreement shall remain in full force and effect in accordance with its terms.

          B. Purchaser, its agents and representatives shall have the right during normal business hours and in coordination with Seller's management agent, to enter upon the Property prior to Settlement for the purpose of making any inspection, investigations, studies or tests. Purchaser shall repair any damage to the Property resulting from any inspections, studies or tests performed by Purchaser. In connection with such entry onto the Property, Purchaser agrees that it shall be responsible for any damages to the same resulting from such operations and shall indemnify and hold Seller harmless from all claims of any type arising out of or incident to Purchaser's entry onto the Property. Purchaser's obligations under this Section 8.B. shall survive Settlement or any other termination of this Agreement. Prior to any entry on the Property, Purchaser shall deliver to Seller a policy of comprehensive general liability insurance, with a combined single limit of not less than $2,000,000 per occurrence, naming Seller and its management agent as additional insureds, and insuring against loss or damage resulting from Purchaser's entry on the Property.

          C. Seller agrees that, subsequent to the expiration of the Feasibility Study Period, provided Purchaser has not terminated this Agreement as set forth in Section 8.A. above, Seller shall not execute any leases, licenses or other rental or occupancy agreements for vacant space within the Improvements, without the prior consent of Purchaser.

          D. The parties acknowledge that Purchaser may be required to perform a historical audit of the Property in order to comply with Item 3-14 of Regulation S-X promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934. Seller shall, effective with the Settlement Date, make commercially reasonable efforts to permit Purchaser's auditors access at that location where Owner customarily maintains its records, upon reasonable advance notice and during normal business hours, to all of the Property's books and records and the operating statements (certified by an officer of Seller or of the general partner of Seller) and property management balance sheets for the Property for one (1) calendar year prior to the Settlement Date and for the period from the end of the prior fiscal year through the Settlement Date. To the extent that the originals or copies of same are not otherwise provided by Seller to Purchaser at Settlement, and to the extent that the same are ordinarily maintained by Seller in its normal course of business, such books and records shall include the detail general ledger of profits and loss, accounts receivable records, rent rolls, billing records, accounts payable records all contracts. Buyer's access rights shall commence on the Settlement Date and shall continue until the successful completion of the audit and the filing of the 3-14 report with the SEC, written notice of which shall be delivered promptly by Purchaser to Seller. The foregoing obligation shall fully survive Settlement. Notwithstanding anything to the contrary in the foregoing, other than providing the access to Purchaser specified herein, Seller shall not have any liability or responsibility in connection with or in any manner related to, directly or indirectly, any audit required to be made by Purchaser or any compliance required of Purchaser with any Regulation under the Securities Act of 1933 or the Securities Act of 1934.

     9. Condemnation. In the event Seller or Owner receives notice of any material condemnation proceedings or notice of the intention of any governmental or quasi-governmental authority to initiate condemnation proceedings involving a material portion of the Property, or if any such proceedings commence, or an actual condemnation or taking of a material portion of the Property or any portion thereof occurs, Seller will promptly notify Purchaser and Purchaser may, within fifteen (15) days thereafter (i) elect to terminate this Agreement, in which event, the Deposit shall be returned to Purchaser, and the parties shall be relieved of all further liability hereunder, except those obligations herein that expressly survive the termination of this Agreement; or (ii) if Purchaser does not elect to terminate this Agreement the condemnation award as well as any unpaid claims or rights in connection with such condemnation shall be assigned to Purchaser at Settlement, or, if paid to Seller prior to Settlement, shall be credited at Settlement against and up to the amount of the Purchase Price. Provided that the Feasibility Study Period has expired and Purchaser has given written notice of its intention to proceed with Settlement hereunder notwithstanding any such proceeding, Purchaser shall have the right to participate with Seller (all action after such time until Settlement to be upon mutual agreement of the parties) in the negotiations and settlement of any condemnation claim.

     10. Casualty Loss. In the event that subsequent to the date hereof any part of the Property is damaged or destroyed by fire or other casualty and the cost of repair thereof is in excess of Five Hundred Thousand Dollars ($500,000.00) (a "Material Casualty"), Seller will promptly notify Purchaser, and Purchaser may, at its option, by giving written notice to Seller within ten (10) business days after receipt from Seller of notice of Seller's estimate of restoration of the Property caused by such casualty, terminate this Agreement. In such event Purchaser shall be entitled to the return of the Deposit, and thereafter neither Purchaser nor Seller shall have any further liability to the other hereunder, except for any obligations herein that expressly survive the termination of this Agreement. In the event of a casualty which is not a Material Casualty, or in the event of a Material Casualty as a result of which Purchaser does not elect to terminate this Agreement, and provided that the Feasibility Study Period has expired and Purchaser has given written notice of its intention to proceed with Settlement hereunder, Purchaser shall be obligated to proceed to Settlement in accordance with this Agreement and all insurance proceeds in connection with such casualty, plus the amount of Owner's deductible, less such amount as previously expended by Owner in the repair of such casualty, shall be assigned to Purchaser at Settlement or, if paid to Owner prior thereto, shall be credited against the unpaid Purchase Price due at Settlement.

     11. Default.

          A. If Purchaser without cause shall fail or refuse to make Settlement hereunder, the amount of damages not being ascertainable, the Deposit shall be forfeited and the same shall forthwith be delivered by the Title Insurer to Seller as liquidated damages. In the event of such default by Purchaser, Seller's sole remedy shall be restricted to retention of said Deposit, and Purchaser shall have no other responsibility or liability of any kind to Seller by virtue of such default.

          B. If Seller, through no fault of Purchaser, shall fail to perform its obligations hereunder to make full Settlement in accordance with the terms hereof, the sole and exclusive remedy of Purchaser shall be either the right to terminate this Agreement and have the Deposit promptly returned to Purchaser, or the right to specific performance to enforce Seller's obligation to consummate Settlement hereunder.

          C. The representations of Seller contained in this Agreement shall survive Settlement; provided, however, (i) any cause of action of Purchaser against Seller by reason of a breach or default of any of the representations set forth herein or in any certificates executed by Seller pursuant to this Agreement shall automatically expire as of the date which is twelve (12) months after Settlement (the "Warranty Expiration Date"), except that the same shall not expire as to any such breach or default as to which Purchaser has given written notice to Seller of a claim for any such breach or default prior to the Warranty Expiration Date, (ii) no action shall be brought against Seller as a result of any alleged breach of a representation or warranty unless and until the amount at issue as a result thereof (including all such alleged breached in the aggregate) is in excess of $50,000.00, and (iii) Seller's total liability for any breach or breaches of its representations set forth herein shall in no event exceed $1,000,000.00 in the aggregate, which liability limit shall survive Settlement. The Warranty Expiration Date and the foregoing limitations on Seller's liability shall be inapplicable to any breach of a Seller's warranty under or pursuant to Section 13.U. hereof.

          D. In the event of litigation by either party to enforce its rights hereunder, the prevailing party in any such action shall be entitled to recover from the other its court costs and reasonable and actual attorneys' fees incurred in the pursuit of such action.

     12. Broker. Each party, by the execution hereof, represents and warrants that neither party has engaged the services of any broker, finder, agent or other person or entity in connection with this transaction other than Advantis Real Estate Services Company which shall be paid a fee by Seller upon (and only in the event of) consummation of Settlement hereunder, pursuant to separate agreement. Each party shall indemnify and hold harmless the other against and from any loss, cost, damage or fee resulting from any inaccuracy of such representation and warranty.

     13. Seller's Representations and Warranties. Seller hereby represents and warrants the following to Purchaser, all of which representations and warranties shall be true and complete as of Settlement:

          A. AUTHORITY. Each Seller and Pass-Through Entity which is an entity (as opposed to a natural person) is duly qualified and validly existing in good standing under the laws of the state of its organization and is (or, in the case of the Pass-Through Entities, on the Settlement Date, will be) qualified to do business in the State of Maryland. The execution and delivery of this Agreement has been, and the performance of each such Seller's and Pass-Through Entity's obligations hereunder will be, duly authorized by all necessary action on the part of each Seller and Pass-Through Entity, and this Agreement constitutes the legal, valid, binding and enforceable obligation of each Seller, subject to equitable principles and principles governing creditors' rights generally. Attached to this Agreement as Exhibit K, Exhibit L and Exhibit M are true, correct and complete copies of (i) the Limited Partnership Agreement of Foulger, and (ii) the tenancy in common agreement between Foulger and Argo and (iii) the Operating Agreement of Argo.

          B. FIRPTA. Neither any person or entity constituting Seller, the Pass-Through Entities nor Owner is a "foreign person," "foreign partnership," "foreign trust" or "foreign estate" as those terms are defined in Section 1445 of the Internal Revenue Code.

          C. PROCEEDINGS. To the knowledge of Seller, there is no action, litigation, investigation, condemnation or proceeding of any kind pending or, to the knowledge of Seller, threatened against Seller, the Pass-Through Entities or Owner which would have a material and adverse affect on the ability of Seller to perform its obligations under this Agreement, or related to the Subject Property or the Leases other than as disclosed to Purchaser in writing.

          D. LEASES.

               (i) EXHIBIT D is a true and complete list of the Leases and all other occupancy agreements relating to the Property. Except as set forth in the Leases, there are no rights of first refusal, options to terminate without cause of Owner, options to renew, options to purchase, or any rent abatements given to tenant under the Leases (the "Tenant") after the Tenant is in occupancy and paying rent.

               (ii) To the Seller's knowledge, each Lease is in full force and effect according to the terms set forth therein, and there is no modification, amendment or alteration in writing or otherwise, except as set forth in EXHIBIT D.

               (iii) To Seller's knowledge there are not, and neither Seller nor Owner has received written notice from any Tenant of any unperformed obligation of the Owner, as landlord under any of the Leases, including, without limitation, failure of the landlord to construct any required tenant improvements. Neither Seller nor Owner has been advised in writing of any claims or disputes giving rise to any setoff by Tenant. With respect to the Leases, all tenant improvement allowances have been paid and all tenant improvements have been completed. As of the Settlement Date, no Tenant shall be entitled to any free rent under any Lease.

               (iv) Neither Owner nor any Tenant is in default under the Leases (beyond any applicable grace or cure period), and there are no rent delinquencies of more than thirty (30) days.

               (v) There are no brokers' commissions, finders' fees, or other charges payable or to become payable to any third party on behalf of Seller or Owner as a result of or in connection with the Leases, including, without limitation, any unexecuted options to expand or renew, except as set forth on the rent roll attached as EXHIBIT F (the "Rent Roll").

               (vi) Except as set forth on the Rent Roll, (i) no rent has been paid by any Tenant more than one month in advance and (ii) no unapplied security deposits have been paid by any Tenant.

     The foregoing terms and provisions of this subsection 13.D shall be deemed replaced, and Seller's representations concerning the Leases shall be terminated, as of such time as an Estoppel Certificate (as herein defined) is received under and pursuant to each such Lease.

          E. BLOCKED PERSONS. Seller has not received written notice that either any party constituting Seller, the Pass-Through Entities or Owner is:

               (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 Sept. 25, 2001 (the "Order") and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists");

               (ii) a person who has been determined by competent authority to be subject to the prohibitions contained in the Order;

               (iii) owned or controlled by, and does not act for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

          F. BANKRUPTCY. Neither any party constituting Seller, the Pass-Through Entities nor Owner is the subject of, and neither has received any written notice of or threat that either of them has or will become the subject of, any reorganization, liquidation, dissolution, receivership or other action or proceeding under the United States Bankruptcy Code, 11 U.S.C. Sections 101, et seq., or any other federal, state or local laws affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber of impose a lien thereon.

          G. CONTRACTS. EXHIBIT C attached hereto is a complete list of all current Contracts which list includes the names of the contracting parties, the dates of the Contracts and a listing of all amendments to such Contracts.

          H. CONDEMNATION. To the best of Seller's knowledge, Seller has no knowledge of nor has it or Owner received any written notice of any pending or contemplated condemnation proceedings affecting all or any part of the Property.

          I. ACCURACY OF DOCUMENTS. All documents and records to be delivered comprising the Property Information are true, correct and complete copies of the documents and records purported to be delivered thereunder as appear in Seller's (or Owner's) files as of the date hereof (provided the foregoing is not intended and shall not be construed to constitute a representation or warranty as to the accuracy or completeness of the content of any such document prepared by any third party).

          J. TITLE TO MEMBERSHIP INTERESTS. As of the date hereof, the Argo Sellers are the record and beneficial owner of all of the Argo Membership Interests. As of the Settlement Date, Argo MI Holder will be the record and beneficial owner of all of the Argo Membership Interests and FLLP will be the record and beneficial owner of all of the FLLP Membership Interests. As of the Settlement Date, the Argo Membership Interests will constitute 100% of all of the outstanding membership interests of Argo free and clear of all right, claim and interest of others. As of the Settlement Date, the FLLP Membership Interests will constitute

100% of all outstanding partnership interests of the LLC free and clear of all right, claim and interest of others

          K. LOAN ESCROW ACCOUNTS. Attached hereto as EXHIBIT N is a true and accurate list of all escrow accounts (and the amount of each such escrow account) held by UBS in connection with the Loan.

          L. SUBSIDIARIES. Except for the LLC, neither Owner nor the LLC has any subsidiaries nor any investments or other interests in (including advances to) any other business, person or venture.

          M. FINANCIAL STATEMENTS. Seller has furnished Purchaser with copies of the balance sheet of Owner as of January 31, 2006 and the related statement of earnings for the period ending on such date (hereinafter collectively referred to as the "Financial Statements"). To the best of Seller's knowledge, the Financial Statements (a) are in accordance with the books and records of Owner,
(b) present fairly (i) the assets, liabilities and financial condition of Owner as of such date, and (ii) the results of operations for the period covered thereby, and (c) have been prepared on a tax basis consistent with that of preceding years. Since the date of the Financial Statements, there has not been any material adverse change in the financial condition, business, properties or results of operations of Owner.

          N. ACTIONS BY OWNER AND LLC SINCE THE DATE OF THE FINANCIAL STATEMENTS. Since the date of the Financial Statements, unless otherwise disclosed, neither Owner nor the LLC has:

               (i) incurred or agreed to incur any obligations or liabilities, except obligations or liabilities in the ordinary course of business, or under contracts, leases, documents and transactions listed in the attached exhibits or incurred or agreed to incur any debt;

               (ii) satisfied or discharged any lien, or paid any obligation or liabilities other than (A) liabilities included in the Financial Statements, (B) liabilities incurred in the ordinary course of business, and (C) obligations and liabilities under contracts, leases, transactions or documents listed in the attached exhibits;

               (iii) mortgaged, pledged or subjected to lien or other encumbrance any of its property;

               (iv) sold or transferred any of its assets or canceled any debts owing to it or claims owed by it;

               (v) waived any rights of material value;

               (vi) experienced any material change in the financial condition, or in the operations or business of Owner, other than changes in the ordinary course of business; or

               (vii) suffered any damage or destruction, whether or not covered by insurance, materially and adversely affecting the properties or business of Owner or the LLC.

          O. LIABILITIES. Neither Owner nor the LLC has any debts, liabilities, or obligations of, or claims of any kind or character, whether accrued, absolute or contingent ("Liabilities") other than Liabilities reflected on the Financial Statements and trade payables incurred in the ordinary course of business and to be adjusted as provided herein.

          P. COMPLIANCE WITH LEGAL REQUIREMENTS. To the knowledge of Seller, Owner is in material compliance with all applicable laws, ordinances, rules, regulations, orders and requirements of all governmental authorities relating to, or regulating, the activities of Owner.

          Q. CERTAIN PROPERTY OBLIGATIONS. As of the date hereof: (a) all payments, levies, dues, charges, assessments and other amounts (except for real estate taxes, special assessments and front foot benefit or private utility charges not yet due and payable) which are payable on or before the date hereof affecting the Property ("Title Documents") which, to Seller's knowledge, exist, are paid in full (except for financings of record and insurance premiums), and
(b) to Seller's Knowledge, there are no existing defaults or violations affecting the Property or the obligations of the Owner under the Title Documents.

          R. ALL CONTRACTS. Seller has furnished to Purchaser copies of all Contracts as are kept in Owner's files in the ordinary course of business.

          S. LITIGATION. There is no action, suit, litigation, judicial proceeding or governmental investigation (collectively, the "Actions") pending, or to Seller's Knowledge, threatened, against or relating to the business of Owner or involving any of its property which, if adversely determined, could reasonably be expected to have a material adverse effect on Owner or the Property. Owner does not currently have pending, and is not considering, any litigation or the pursuit of any rights or remedies that may be available against any third parties relating to the business of the Owner or involving any of its property.

          T. TAX MATTERS.

               (i) Owner, the LLC and Seller have filed all Tax Returns required to be filed by either of them involving Owner or the LLC prior to the date hereof. To Owner's and Seller's respective knowledge, all such filed Tax Returns were correct and complete in all material respects and all Taxes owed by or on behalf of Owner or the LLC (whether or not shown on any Tax Return) have been paid. To Owner's and Seller's respective knowledge, Owner has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and Owner or the LLC or Seller, as appropriate, has withheld and paid over to the proper governmental entities, within the time period prescribed by law, all material amounts required to be so withheld and paid over under applicable laws and regulations. Neither Owner nor the LLC is the beneficiary of any extension of time within which to file a Tax Return involving Owner or the LLC, except for an extension to July 15, 2006 (which Tax Return shall be filed and all taxes thereunder paid prior to Settlement). Since the date of such Financial Statements, Owner has not incurred any material liability for Taxes other than in the ordinary course of business. To Seller's Knowledge, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Owner or the LLC.

               (ii) Neither Owner nor the LLC is the subject of any audit, examination, or other proceeding in respect of Taxes, and Seller has no actual knowledge that any audit, examination or other proceeding in respect of Taxes involving Owner or the LLC is being considered by any Tax authority. No deficiencies for any Taxes have been proposed, asserted or assessed against Owner or the LLC. Neither Owner, the LLC nor Seller has given any currently effective waiver of any statute of limitations in respect of Taxes involving Owner or the LLC or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency involving Owner or the LLC. There are no liens (other than for Taxes not yet due and payable) on any of the assets of Owner or the LLC that arose in connection with any failure (or alleged failure) to pay any Tax.

               (iii) There is no dispute or claim concerning any Tax liability involving Owner or the LLC either (A) claimed or raised by any governmental authority in writing or (B) to the knowledge of Seller, based upon personal contact with any agent of such authority, which remains unsettled as of the date hereof.

               (iv) Neither Owner nor the LLC is liable for any Taxes attributable to any other Person, whether by reason of being a member of an affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

               (v) No powers of attorney or other authorizations are in effect that grant to any Person the authority to represent Owner, the LLC or Seller in connection with any Tax matter or proceeding involving Owner or the LLC.

               (vi) Owner has delivered to Purchaser correct and complete copies of any Tax Returns and reports Owner filed for all periods not barred by the applicable statute of limitations. With respect to periods not barred by the applicable statute of limitations, Schedule (i) describes all material Tax elections, consents and agreements made by or affecting Owner or any Person to whose liabilities Owner has succeeded that will be in effect after the Settlement Date, (ii) lists all material types of Taxes paid and Tax Returns filed by or on behalf of Owner or any such Person, (iii) expressly indicates each Tax with respect to which Owner or any such Person is or has been included in a consolidated, unitary or combined Tax Return, and (iv) describes the status of all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of Owner or for which it may be liable. The LLC has never been required to pay taxes or file any tax return.

               (vii) Owner has delivered to Purchaser any depreciation, amortization, or tax basis information necessary for the preparation of Purchaser's tax returns.

          U. PRIOR ACTIVITIES OF OWNER AND THE LLC. Neither Owner nor the LLC has, directly or indirectly, engaged in any business or activity other than owning the Property and those businesses and activities incidental thereto.

          V. BINDING EFFECT: APPROVALS AND CONSENTS. Subject to approval by UBS of the transactions contemplated hereby, Seller's execution and delivery of this Agreement and performance of the transactions contemplated hereby will not result in a breach or violation by Owner, the Pass-Through Entities or Seller of, or constitute a default by Owner, the Pass-

Through Entities or Seller under, any agreement or instrument to which Owner, the Pass-Through Entities or Seller is a party or by which any of its properties are bound, or the organizational documents of Owner, the Pass-Through Entities or Seller, or any statute, judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority.

          W. INSURANCE. Owner currently maintains insurance of the types, in the amounts and insuring against the risks as set forth in EXHIBIT G. Seller and Purchaser acknowledge and agree that all policies of insurance currently held by Owner will be cancelled or Owner will be removed as an insured or beneficiary thereunder at Settlement.

          X. BANKING RELATIONSHIPS. EXHIBIT H attached hereto lists all bank accounts of Owner and the persons authorized to make withdrawals therefrom, all lock boxes and other depositories maintained by or on behalf of Owner and the persons authorized to make withdrawals therefrom or have access thereto, and all safe deposit boxes of Owner and the persons authorized to obtain access to such safe deposit boxes.

          Y. EMPLOYEES. Neither Owner nor the LLC has any employees.

     For purposes of this Section 13, the following capitalized terms shall have the following meanings:

     "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real estate taxes, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever involving Owner, including any interest, penalty or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     All references in this Agreement to "to the best of Seller's knowledge," "Seller's actual knowledge" or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Richard L. Perlmutter and John Austin, without inquiry, and notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity. Such individuals are named in this Agreement solely for the purpose of establishing the scope of Seller's knowledge. Such individuals shall not be deemed to be a party to this Agreement nor to have made any representations or warranties personally, and no recourse shall be had to such individuals for any of Seller's representations and warranties hereunder, and Purchaser hereby waives any liability of or recourse against such individuals.

     Except as is otherwise expressly provided in this Agreement, Seller hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser elects to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of the Improvements; (iii) the compliance of the Land and the Improvements or their operation with any laws, rules, ordinances or regulations of any government or other body; and (iv) any other matter whatsoever except as expressly set forth in this Agreement.

     EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE PROPERTY IS MADE ON A STRICTLY "AS IS" "WHERE IS" BASIS AS OF THE SETTLEMENT DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY OR THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.

     PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT FOR THOSE PARTICULAR REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT. FURTHER, PURCHASER, FOR PURCHASER AND PURCHASER'S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, CERCLA, AS AMENDED BY SARA, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, RCRA, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO, OR AFFECTING, THE PROPERTY. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO SETTLEMENT, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND OR THE IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON

BEHALF OF, SELLER, ITS AGENTS AND EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON SETTLEMENT, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON SETTLEMENT, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

     PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 13 WERE A MATERIAL FACTOR IN SELLER'S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY (AND THE PROPERTY) TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION 13 (C) WILL EXPRESSLY SURVIVE SETTLEMENT, WILL NOT MERGE WITH THE PROVISIONS OF ANY SETTLEMENT DOCUMENTS, AND WILL BE INCORPORATED INTO THE DEED.

     Any claim by Purchaser based upon an alleged breach of any representation or warranty of or by Seller contained herein is intended and shall specifically be limited by the provisions of Section 11.C. hereof.

     14. Covenants by Seller. Seller covenants and agrees with Purchaser that from the date hereof until the Settlement Date (as herein defined), Seller shall cause Owner to conduct its business involving the Property as follows, and during such period will (except as specifically provided to the contrary herein):

          A. Refrain from creating on the Property any easements, encumbrances or liens affecting the Property other than as may be required by any applicable governmental or quasi-governmental authority or by a provider of utility services, and refrain from removing any Personal Property, fixture or equipment; provided, however, nothing herein shall preclude Seller or Owner from replacing any such items in the ordinary course of operating the Property. Seller shall, upon Seller's receipt, deliver to Purchaser a copy of any easement so required by any governmental or quasi-governmental authority or provider of utility services affecting the

Property which does not require the consent of Purchaser, and any such easement shall constitute a Permitted Encumbrance.

          B. Refrain from entering into or amending the Contracts (other than Leases which are governed by Section 14D below) regarding the Property (other than contracts in the ordinary course of business which are cancelable by Owner without penalty within thirty (30) days after giving notice thereof) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, and which shall be deemed given if Purchaser does not object to Seller's request for approval within five (5) business days.

          C. Operate, maintain, repair and insure the Property in a commercially reasonable manner consistent with the existing operation, maintenance, repair and insurance of the Property and deliver the Property as of Settlement substantially in the condition it is in of the date hereof, ordinary wear and tear, and damage by fire or other casualty excepted (provided that neither Seller nor Owner shall be obligated to incur costs in excess of $50,000.00 in connection with such operation, maintenance and/or repair).

          D. Except as expressly provided herein, from and after the date hereof (provided that this Agreement has not been terminated), Owner shall refrain from amending the existing Leases without Purchaser's written approval, as provided below. In addition, from and after the date hereof (provided that this Agreement has not been terminated), except as expressly provided herein, Seller shall not permit Owner to enter into any new leases with respect to the Property (each a "Proposed New Lease"), without Purchaser's written approval, as provided in this
Section 14D. Seller shall furnish Purchaser with a true and correct copy of any Proposed New Lease into which Owner desires to enter and such financial information with respect to the proposed tenant as Seller has in its possession. Purchaser shall have three (3) business days from receipt of such amendment or Proposed New Lease to approve or disapprove the same, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser does not approve any such amendment or Proposed New Lease, Purchaser shall notify Seller, in writing, of such disapproval prior to expiration of the aforesaid three (3) business day period, stating in such written notification under what conditions, if any, Purchaser's approval would be forthcoming and Purchaser's agreement to approve such amendment or Proposed New Lease if such conditions are satisfied. Notwithstanding the foregoing, Purchaser and Seller acknowledge and agree that Owner may enter into a new Lease (the "Nextone Lease") with Nextone Corporation ("Nextone") and a new Lease (the "Harvey Cleary Lease") with Harvey Cleary, both upon the terms and conditions set forth on
EXHIBIT I. The Nextone Lease shall also provide that Nextone has waived its right to terminate its 1st floor lease for 11,392 sf and waived its right to apply the tenant improvement allowance towards rent abatement. All other terms of the Nextone Lease and the Harvey Cleary Lease shall be subject to Purchaser's approval as set forth above. Notwithstanding the foregoing, if Seller does not complete the Lease Transactions, it shall not be a breach of this Paragraph or a default by Seller or Owner hereunder. The foregoing is not intended and shall not be construed to prohibit Owner or Seller from entering into any amendment to a Lease pursuant to a validly exercised renewal or expansion right on the part of any Tenant as is specifically set forth in its Lease.

          E. Promptly provide Purchaser with copies of all written notices delivered or received under the Leases.

          F. Promptly provide Purchaser a copy of any notice of litigation received by Seller that may materially and adversely affect the ownership or operation of the Property.

     15. Purchaser's Closing Conditions Precedent. Purchaser's obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions ("Purchaser's Closing Conditions Precedent"); provided, however that Purchaser shall have the unilateral right to waive any Purchaser's Closing Conditions Precedent, in whole or in part, by written notice to Seller:

          A. The representations of Seller herein shall be, in all material respects, true and complete as of Settlement.

          B. Seller shall have performed all of the obligations required to be performed by Seller under this Agreement, as and when required by this Agreement, in all material respects.

          C. There shall not have been instituted and be pending any action or proceeding before any court, governmental agency or other regulatory or administrative agency or commission challenging the purchase and sale of the Argo Membership Interests or the FLLP Membership Interests or the transactions related thereto that seeks to restrain, prevent or change the transactions contemplated hereby or questions the validity of such transactions.

          D. Neither the Purchaser nor the Seller shall have terminated this Agreement as provided herein.

          E. Purchaser shall have received an estoppel certificate, substantially in the form attached to the Leases or, if no such form is attached, in the form of EXHIBIT J attached hereto and made a part hereof, with such additional information or modifications reasonably approved by Purchaser, from (i) Tenants under Leases (the "Estoppel Certificates"). Seller and Purchaser agree that Seller shall not be in default under this Agreement if Seller is unable to obtain an Estoppel Certificate from one or more of the Tenants and that no costs, expenses or other damages shall be due to Purchaser in such event. Seller shall, and shall cause Owner to, use reasonable efforts to obtain such Estoppel Certificates from each Tenant; provided, however, neither Seller nor Owner shall be required to expend significant monies or make significant concessions or institute litigation in order to obtain such Estoppel Certificates. If Seller has received Estoppel Certificates from Tenants under Leases constituting at least eighty five percent (85%) of the rentable square feet of the occupied portion of the Property (which shall include an estoppel from Nextone irrespective of whether it is then in occupancy), Seller shall be deemed to have satisfied the condition set forth in this subsection 15E.

          F. The Lease Transactions shall have been consummated.

     16. Business Days. Any date specified in this Agreement which falls on a Saturday, Sunday or legal holiday in the State of Maryland shall be extended to the first regular business day after such date which is not a Saturday, Sunday or legal holiday.

     17. Confidentiality. Between the date of this Agreement and Settlement, the Purchaser (i) will hold and will use reasonable efforts to cause its officers, directors, employees, accountants, representatives, agents, consultants, and advisors (collectively, its

"Representatives") to hold in strict confidence, all information furnished to the Purchaser or its Representatives by the Seller or its representatives in connection with the transactions contemplated by this Agreement as well as all information concerning the Property contained in any analyses, compilations, studies, or other documents prepared by or on behalf of the Purchaser (collectively, the "Information"); and (ii) will not, without the prior written consent of Seller, release or disclose any of the Information to any other person, except (1) to the Purchaser's Representatives (a) who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement, (b) who are informed by the Purchaser of the confidential nature of the Information, and (c) who agree to be bound by the terms and conditions of this Section 17 and (2) to the extent required by law (including disclosure by the Purchaser, as determined in Purchaser's sole discretion, in any registration statement or other filing with the U.S. Securities and Exchange Commission). Information shall not include any information which can be shown to be or have become (A) generally available to the public other than as a result of a disclosure by the Purchaser or its Representatives or (B) available to the Purchaser on a non-confidential basis from a source other than Seller or its agents, provided that such source is entitled to disclose such information. Except as permitted in this Section 17, neither Purchaser or Seller shall disclose the terms of this Agreement to any third party. The terms of this
Section 17 shall survive settlement.

     In the event the Purchaser or any person to whom the Purchaser transmits the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information prior to Settlement, Purchaser (a) will provide Seller with prompt notice thereof so that Seller may seek a protective order or another appropriate remedy and/or waive compliance with the provisions of this Section 17, (b) will furnish only that portion of the Information which the Purchaser is (as advised by counsel) legally required to disclose, and (c) will cooperate with Seller in obtaining, at Seller's expense, a protective order or another reliable assurance that confidential treatment will be accorded to the Information. If the transactions contemplated by this Agreement are not consummated, any documents or other materials containing Information will be returned to the Seller immediately upon the Seller's request therefore.

     18. Montgomery County Disclosures. The following disclosures are made pursuant to applicable law in Montgomery County, Maryland:

          A. GENERAL/MASTER PLANS. Purchaser acknowledges that Purchaser has been apprised of Purchaser's rights to review the applicable master plan and the municipal land use plan and any related amendments, including maps showing planned land uses, roads and highways, and the location and nature of proposed parks and other public facilities affecting the Property prior to the execution of this Agreement. Purchaser acknowledges that Purchaser is aware that the applicable plan or general plan for Montgomery County is available at the Maryland National Capital Park and Planning Commission and that at no time did Seller explain to Purchaser the intent or meaning of such a plan nor did Purchaser rely on any representations made by Seller pertaining to the applicable master plan or general plan

          B. NOTICE AND DISCLOSURE OF AVAILABILITY OF SEWAGE DISPOSAL SYSTEM IN DESIGNATED AREAS.

               (i) Notice is hereby given to Purchaser, pursuant to the Montgomery County Code, of the obligation of Seller, or Seller's duly authorized agent, to disclose to Purchaser any information known to Seller as to whether the Property is connected to, or has been authorized for connection to, a community sewerage system, and if not, whether an individual sewage disposal system has been constructed on the Property, or whether the Property has been disapproved by the county for the installation of any individual sewage disposal system.

               (ii) If an individual sewage disposal system has been or is to be installed upon the Property, and if the Property is located in a subdivision, and if Purchaser received a copy of the subdivision record plat, as provided above, Purchaser indicates that Purchaser has reviewed the said record plat, including any provisions thereon with regard to areas restricted for the initial and reserve well locations and the individual sewer disposal systems, and the restricted area in which construction of the building to be served by the individual sewage disposal system is permitted.

          C. MASTER PLAN AND MUNICIPAL LAND USE PLAN. By signing this Agreement, Purchaser hereby acknowledges: (1) Seller has offered Purchaser the opportunity to review the applicable master plan and municipal land use plan and any adopted amendment; (2) Seller has informed Purchaser that amendments affecting the plan may be pending before the planning board or the county council or a municipal planning body; (3) (a) Purchaser has reviewed each plan and adopted amendment, or (b) Purchaser has waived the right to review each plan and adopted amendment; and (4) Purchaser understands that, to stay informed of future changes in county and municipal land use plans, the Purchaser should consult the planning board and the appropriate municipal planning body.

     19. Miscellaneous.

          A. NOTICES. Any and all notices, requests, consents, approvals or other communications hereunder shall be deemed to have been duly given only if in writing and if transmitted by hand delivery with receipt therefor, by recognized overnight courier, or by registered or certified mail, return receipt requested, first-class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

               To Seller:       c/o Argo Investment Company, LC
                                9600 Rockwell Road
                                Suite 200
                                Rockville, Maryland 20850
                                Attn: Mr. Richard L. Perlmutter
                                Facsimile: (240) 499-9686

               With copy to:    J. Richard Saas, Esq.
                                Tenenbaum & Saas, P.C.
                                4504 Walsh Street
                                Suite 200
                                Chevy Chase, Maryland 20815
                                Facsimile: (301) 961-5305

               To Purchaser:    Columbia Equity Trust, Inc.
                                1750 H Street, NW
                                Suite 500
                                Washington, DC 20006
                                Attn: Mr. Oliver T. Carr, III
                                Facsimile: (202) 303-3088

               With copy to:    John M. Ratino, Esq.
                                Hunton & Williams LLP
                                1900 K Street, NW
                                Washington, DC 20006
                                Facsimile: (202) 778-2201

               To Escrow Agent: LandAmerica Commercial Services
                                1015 15th Street, NW
                                Suite 300
                                Washington, DC 20005
                                Attn: Sarah (Sally) Eckert Webb
                                Facsimile: (202) 737-4108

          B. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without regard to choice of law principles.

          C. HEADINGS. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

          D. EFFECTIVE DATE. This Agreement shall be effective as of the date of full and final execution and delivery hereof by Purchaser and Seller. The term "Effective Date" means the latest of the dates set forth after the signatures on behalf of Seller and Purchaser on the signature page of this Agreement.

          E. COUNTERPART COPIES. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

          F. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that Purchaser shall not be entitled to assign this Agreement without the prior written consent of Seller, which consent shall be given or withheld at Seller's sole discretion; provided, however, that Purchaser shall be entitled to assign its rights under this Agreement without Seller's consent (but with not less than 10 days prior written notice to Seller, which notice shall include a copy of the proposed written assignment) at and as of the Settlement Date (but not prior thereto) to an entity in which Purchaser or Columbia Equity, LP, directly or indirectly, is the equity owner (a "Purchaser Affiliate"), provided that such assignment shall not release Purchaser of or from its obligations hereunder. Purchaser shall have the right to designate any

Purchaser Affiliate as the party to receive and assume the Argo Membership Interests and the FLLP Membership Interests at Settlement.

          G. ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser and its agents, and Seller and its agents, shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and is signed by the party against with which it is sought to be enforced.

          H. RATIFICATION. Each party shall have three (3) days from the date of execution by the other to ratify this Agreement and deliver a copy of same to the other after which time without ratification the offer encompassed herein shall be null and void.

          I. RISK OF LOSS. The risk of loss to the Property shall remain with Seller and shall pass to Purchaser simultaneously with delivery of a deed to the Property to Purchaser.

          J. SURVIVAL. The terms and provisions of this Agreement shall survive Settlement and delivery of a deed, and shall not be merged therein.

          K. EXHIBITS.

               A    Land

               B    Personal Property

               C    List of Contracts

               D    List of Leases

               E    Information

               F    Rent Roll

               G    Insurance

               H    Banking Relationships

               I    Nextone Lease Terms

               J    Form of Estoppel Certificate

               K    Limited Partnership Agreement of Foulger

               L.   Tenancy in Common Agreement

               M.   Operating Agreement of Argo

               N.   Lender's Escrow Accounts

          L. RECORDATION. Neither this Agreement nor any memorandum or other summary of this Agreement shall be placed of public record except with the prior written consent of the Seller and the Purchaser.

          M. TAX DEFERRED EXCHANGE. The Seller shall have the right to structure the transaction specified herein as a like-kind exchange under Section 1031 of the Internal Revenue Code ("Section 1031") by providing written notice to Purchaser at least five (5) days prior to

Settlement, provided that such structuring of the transaction shall not delay Settlement. In the event the Seller elects to exercise its rights under this section, then Settlement shall occur in accordance with the terms hereof except that Seller and an accommodation party (the "Accommodator") permitted by the regulations promulgated under Section 1031 shall, at Settlement, execute a mutually acceptable escrow agreement dealing with the retention of the Purchase Price by the Accommodator and the acquisition of exchange property by the Accommodator that Seller will receive pursuant to the escrow.

     In the event that Seller elects to exercise its rights to structure this transaction as a like-kind exchange under Section 1031, the Purchaser agrees to cooperate with Seller so long as (i) there is no additional financial or other liability or expense imposed upon the Purchaser, (ii) the rights of Purchaser are not affected thereby, and (iii) Purchaser has no obligation to acquire land or property used in such like-kind exchange.

          N. EXCULPATION. Purchaser agrees to look solely to the Seller's interest in the Owner and the Owner's interest in the Property and, subject to the limitation set forth in Section 11 hereof, a portion of the proceeds therefrom, in connection with any recourse against any Seller arising pursuant to this Agreement. Seller agrees to maintain the legal existence of FLLP, and the Argo Sellers with an aggregate net worth of at least Two Million Dollars ($2,000,000) for at least one (1) year after Settlement. Purchaser agrees that no adviser, member, shareholder, trustee, director, officer, partner, employee, affiliate or subsidiary of any Seller, and no adviser, partner, shareholder, trustee, director, officer, employee, affiliate or subsidiary of any of the foregoing shall have any liability under or with respect to this Agreement solely as a result of such relationship.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed on their behalf, under seal, on the date or dates set forth below.

WITNESS:                                SELLER:

                                        Foulger Land Limited Partnership,
                                        a Virginia limited partnership

                                        By: Sid Foulger (Orchard Ridge), Inc.,
                                            a Maryland corporation,
                                            its General Partner


                                        By:
-------------------------------------       ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        Argo Orchard Ridge, LC,
                                        a Maryland limited liability company

                                        By: Argo Orchard Ridge Manager, Inc.,
                                            a Maryland corporation,
                                            its Managing Member


                                        By: /s/ John Austin
-------------------------------------       ------------------------------------
                                        Name: John Austin
                                        Title: Member


                                        PURCHASER:

                                        Columbia Equity Trust, Inc.,
                                        a Maryland corporation


/s/ John Schissel                       By: /s/ Oliver T. Carr, III
-------------------------------------       ------------------------------------
                                        Name: Oliver T. Carr, III
                                        Title: CEO

                                    EXHIBIT E

                                101 ORCHARD RIDGE

              REQUESTED PROPERTY DATA (TO THE EXTENT IN SELLERS' OR
                         OWNERS' POSSESSION OR CONTROL)

     1. Basic property description with detail on systems, structure and site; RECEIVED

     2. Reduced (8-1/2 x 11) floor plans and current site plan;

     3. Most recent ALTA survey; RECEIVED

     4. Quince Orchard Park covenants, easements and restrictions and owner's association agreements;

     5. All executed leases and subleases (with amendments thereto) regarding all space occupied by tenants at the Property; RECEIVED

     6. Copies of the tax and utility bills for the Property for calendar years 2004, 2005, and 2006 YTD; RECEIVED

     7. Operating statements (including operating expense information) prepared by the property manager for the calendar years 2004, 2005 and 2006 YTD; RECEIVED

     8. Capital expenditure program details for 2003, 2004, 2005 and 2006, including any vendor studies/bids (systems, fire/life safety, structure, ADA); RECEIVED (GL ONLY; NO DETAIL)

     9. The most recent environmental site assessment report and any soils reports; RECEIVED PREVIOUS PHASE I

     10. Construction and Design Documents: Base Building Documents (as-built plans and specifications) plus any revisions, Tenant Improvement Plans, Public Space Finish Specifications (if different from Base Building Plans), Close out Manual for each TI project, CADD drawings on disk, documentation and plans for any subsequent renovations to the base building;

     11. Property Management: Control system plans as built and instructions;

     12. Mechanical operation and maintenance logs in Sellers possession;

     13. Copies of all warranties and warranty information; ROOF WARRANTY
RECEIVED

     14. Certificate of occupancy/non-Residential Use Permits for the Property and all Tenant space therein; RECEIVED

     15. Seller's operating budget for the Property for 2006; RECEIVED

     16. A current rent roll for the Property in the form currently maintained by Seller; RECEIVED

     17. List of all security deposits/letters of credit/tenant financial statements provided to Seller or Lender; RECEIVED CALCULATION OF SECURITY DEPOSITS HELD

     18. List of all rent abatements, outstanding leasing commissions and Landlord payments to the Tenants (including but not limited to tenant improvement allowances and architectural fees for test fits);

     19. UBS loan documents; RECEIVED

     20. Evidence of insurance delivered by the Tenants as required under the Leases; RECEIVED

     21. A list of all mechanical equipment and service agreements including service, maintenance, equipment and/or supply contracts, and amendments thereto;

     22. Copies of any audits of reimbursable expenses reconciliations for 2004, 2005 and 2006 (if prepared); 2006 WILL NOT BE COMPLETED UNTIL APRIL

     23. Month-by-month Account Receivables delinquency/aging report for trailing 12 months; RECEIVED and

     24. Seller's architect's schedule and plans to support the rentable square footage and gross building area calculations using the current BOMA method of measurement, to the extent the same is in Seller's possession.

                                    EXHIBIT I

                                101 ORCHARD RIDGE

Nextone Lease - Suite 300: Size - 26,743 SF; Maturity Date - 10 years from execution; Base Rent - $29.83/SF (as of 6/1/06); Escalation - 3% per annum w/ June 1 escalation date.

Harvey Cleary - Suite 350: Size - 8,012 SF; Maturity Date - July 2008; Base Rent
- $26.74/SF (as of 6/1/06); Escalation - 3% per annum w/ Aug. 1 escalation date.


                                      E-31